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                                                                 EXHIBIT 10.27


                                  AGREEMENT OF

                 VENTURE INDUSTRIES CORPORATION AND AFFILIATES
                 TO LEASE AND SUBLEASE THE OPERATING ASSETS OF
                            AUTOSTYLE PLASTICS, INC.
                   (THE "VENTURE-AUTOSTYLE LEASE AGREEMENT")

  THIS AGREEMENT (the "Venture-AutoStyle Lease Agreement") IS ENTERED INTO THIS 2nd DAY OF JUNE, 1996, by and between VENTURE INDUSTRIES CORPORATION (AND ITS AFFILIATES AS LISTED ON THE SIGNATURE PAGE), 33662 JAMES J. POMPO, FRASER, MI 48026 (collectively, "Venture") AND AUTOSTYLE PLASTICS, INC. of 5015 52nd STREET, S.E., GRAND RAPIDS, MI 49512 ("AutoStyle") [together, Venture and
  AutoStyle are herein referred to as the "Parties"]            effective
  immediately;

        WHEREAS, AutoStyle is in the business of manufacturing plastic products primarily for the automotive market;

        AND WHEREAS, Venture is the business of manufacturing plastic products primarily for the automotive market;

        AND WHEREAS, AutoStyle is contemplating discontinuing its manufacturing operations and is willing (pursuant to the terms of this Agreement) to allow Venture to make such arrangements as it is able to make in order to allow Venture to manufacture those products that AutoStyle is presently manufacturing (the "AutoStyle Products");

        AND WHEREAS, Venture desires to enter into this agreement to allow it to manufacture those AutoStyle Products which Venture is able to arrange to manufacture for third party customers (the "Assumed Business");
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        AND WHEREAS, it is contemplated that the Bankruptcy Court will either approve or refuse to approve the assumption by AutoStyle of this Agreement on or before June 6, 1996. This date as it may be extended by the Parties (provided that the extended date, together with the time for an appeal is no later than June 30, 1996), is referred to as the "Court Date." If the Court approves the assumption and no appeal is filed or if an appeal has been filed, it has been withdrawn or dismissed by the Court Date, herein referred to as the "Court Approval".

AND WHEREAS, if the Bankruptcy Court does not give the Court Approval, it is contemplated that Venture will (if AutoStyle is able to provide the facilities and machinery and equipment to Venture) operate the AutoStyle Facilities (as herein defined) until General Motors' tools can be moved to other locations [the "Winddown Period" -- which period shall not extend beyond
August 31, 1996].

        NOW THEREFORE, in consideration of the mutual covenants herein exchanged, the parties agree the following will be implemented as of 11:59 PM JUNE 2, 1996 (the "Effective Time") as follows:

        1. Lease Period and Rate and Rental Payments. (A) As an "Advance" towards the consideration otherwise herein provided for, Venture has upon the signing hereof paid AutoStyle the sum of TWENTY FIVE THOUSAND DOLLARS ($25,000).

        (B) (1) (a) Subject only to cancellation upon (x) at Venture's option, there being no Court Approval, (y) at Venture's option, the failure of any contingency or precondition herein set forth (time being of the essence), or (z) at Venture's option, a breach by AutoStyle of the terms of this Agreement or related agreements which AutoStyle fails to cure on or before ten
(10) days have elapsed from Venture's written notice of the same (time being of the essence) , Venture hereby agrees to pay AutoStyle the sum of:

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                               (i)  FIVE HUNDRED THOUSAND DOLLARS ($500,000)
monthly (the "Base Monthly Rent"), or a prorata amount for a partial month period, for a period starting the Effective Time and ending the earlier of the 31st day of May, 1998 (inclusively, the "Overall Lease Term") and the Winddown period, if any; less
                              (ii)  The following [the "Rent
                                    Reduction"]: the sum of any base
                                    monthly rental payments made or to
                                    be made by Venture directly to
                                    present third party, Lessors of
                                    AutoStyle ("Third Party Lessors")
                                    pursuant to new leases or assumed
                                    and  assigned leases entered into
                                    between Venture and such Third Party
                                    Lessors (the "New Lease (s)") to
                                    maintain the use by Venture during
                                    the Winddown Period and/or Overall
                                    Lease Term of real estate (other
                                    than the Breton properties)
                                    presently leased to AutoStyle
                                    pursuant to existing leases [(the
                                    "Existing Leases"]; provided
                                    however, that the total amount of
                                    Rent Reduction as to any
                                    property(ies) represented by any
                                    lease presently in existence shall
                                    not exceed the amount of base rent
                                    monthly for which AutoStyle would
                                    have otherwise been obligated under
                                    the relevant Existing Lease.  Any
                                    new lease of the Kendrick plant,
                                    which extends beyond the Court Date,
                                    shall not expire before July 31,
                                    1998.  If Venture does not exercise
                                    its option to purchase the AutoStyle
                                    property under Section 4 below,
                                    Venture may offset against the last
                                    payments of the AutoStyle Rent (as
                                    hereafter defined) the Kendrick
                                    plant lease's base rent payments for
                                    the months of June and July 1998.





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                          (b)     Venture shall be obligated for all taxes,
                 insurance and maintenance of the leased property, as more fully provided for in the Leases described in Section 3. below; provided that, until Venture has had an opportunity to insure the same, venture shall promptly pay to AutoStyle the prorata cost of AutoStyle's insurance.
                          (2) The difference between the Base Monthly Rent and the Rent Reduction in any one month during the Overall Lease Period is herein referred to as the "AutoStyle Rent".
                          (3) It is acknowledged that the AutoStyle Rent may vary from period to period and in some periods a prorata calculation may have to be made. In all cases, such calculations shall be made using the rentals paid in advance or in arrears, as the case may be, for the period that is relevant.
                          (4) It is acknowledged that during some periods the AutoStyle Rent may not be accurately calculable; in such case Venture and AutoStyle shall make a reasonable calculation of the rental amount due.
                          (5) In any case, whether or not the Parties believe that they are accurately calculating the rental amount, such rental amount shall be subject to a final adjustment if it is later determined that the rental amount paid is inaccurate.
                          (6) As to the Breton properties, Venture may assume AutoStyle's lease or enter into a lease of them at its option, and at its cost.





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(C)      The AutoStyle Rent shall be paid:
                 (1) (a) In weekly sums (or pro rata amounts thereof) in advance, due on Monday of each week starting the Effective Time, by wire transferring the same to an account designated by AutoStyle in writing from time to time until the last day of the month which falls at least ten (10) days after such time as the Bankruptcy Court approves the assumption of this Agreement and the related agreements of the Parties.

                 (b) Such weekly sums shall be calculated by taking the then monthly AutoStyle Rent and multiplying by twelve (12) and dividing this result by three hundred and sixty-five (365) and then taking this result and multiplying by seven (7) all of which is subject to the adjustments set forth in (B)(3), (4), and (5) above.

                         (2) As of the first day of the month beginning at least ten (10) days after such time as the Bankruptcy Court approves the assumption of this Agreement and the related agreements of the Parties, the AutoStyle Rent shall be paid monthly in advance.

                 2.      Obligations Re Existing Leases.

         (A) It has been represented by AutoStyle to Venture that the following are the Existing Leases regarding real property: (i) the main plant in Grand Rapids (a/k/a Kendrick) -- approx. 410,000 Sq. Ft. with a base rental payment of approx. $172, 000; (ii) the 52d Street Warehouse and Administrative Offices -- approx. 60,000 Sq. Ft. with a base rental payment of approx. $29,000; (iii) Elston Warehouse -- approx. 100,000 Sq. Ft. of base space with a base rental payment of approx. $26,000 (together with additional space used as needed on a month- to-month basis); and (iv) Hopkinsville Warehouse -- approx. 80,000 Sq. Ft. with a base rental payment of approx. $16,000. These facilities, together with the main plant at Hopkinsville, which is owned by AutoStyle, are referred to as the "AutoStyle Facilities."





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However, the lease of Kendrick may have been terminated by the landlord, and therefore, Venture's use on or before the Court Date may be as a result of AutoStyle's "colorable title." (B) Except in the case where Venture enters into a New Lease as to those AutoStyle Facilities not directly leased by Venture, AutoStyle shall lease or sublease them to Venture pursuant to the terms of a real estate lease of the form and substance of the "Real Estate Lease" executed simultaneously with this Agreement, for a period ending at the end of the Winddown Period if there is no Court Approval and at the Termination Date if there is. AutoStyle shall continue to be liable for, and shall continue in full force and effect, the Existing Leases [other than (on or after the earlier of the Court Date or Venture's entering into of a new lease, Kendrick]); provided, nothing herein to the contrary withstanding, AutoStyle shall have neither a binding nor a good faith obligation to assume any Existing Lease which cannot be renegotiated, without any additional rent or other cost, to terminate (including optional terminations at AutoStyle's option) at the end of the Winddown Period if there is no Court Approval and at the Termination Date if there is (unless Venture has agreed to assume the remainder of such Lease upon the expiration of the Overall Lease Term).

        (C) From time to time, Venture shall have the right to enter into New Lease(s) as to any of the real properties presently subject to Existing Leases and, provided that such New Leases terminate AutoStyle's obligations under that portion of the Existing Lease related to such property(ies) without such Existing Lease prior to the date such New Lease is effective) AutoStyle hereby agrees to cancel such Existing Lease in favor of the New Lease.

        (D) AutoStyle shall lease to Venture as part of Venture's $500,000 monthly consideration the personal property owned by AutoStyle pursuant to the [attached] "Personal Property Lease" executed simultaneously with this Agreement).





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        (E)    AutoStyle shall use its best efforts to continue to
lease on a month-to-month basis those of the computers it currently leases that Venture wishes to sublease. Venture shall promptly reimburse AutoStyle the rent paid by AutoStyle.

        (F) The property leased by AutoStyle from third parties is herein referred to as the "AutoStyle Leased Property."

          3.   Venture's Lease of Assets Owned or Leased by AutoStyle.

     (A) As set forth in Section 2 above, for the AutoStyle Rent, Venture shall (subject to (B) below) lease the AutoStyle Facilities [all such leases and subleases, the "Leases"], including, but not limited to, the following:

          (i)       the AutoStyle Facilities; and

          (ii) machinery and equipment owned by AutoStyle, located and/or used in connection with the AutoStyle Facilities; and

     (ii) subject to any legal or confidentiality restrictions with unaffiliated third parties and legal restrictions as to AutoStyle's employees, all intangibles of whatever nature, which shall include, but not be limited by, the following:

               (a) to the extent reasonably necessary to operate the AutoStyle Facilities, the telephone and facsimile numbers, job files, engineering drawings and records, trade secrets and know-how and other intellectual property, research and development rights, employee files, records and information, operating manuals, assignable warranties, and other information;

               (b)    a license to use, royalty free (except
      Venture will pay any royalty AutoStyle would have otherwise been liable to pay to unaffiliated third parties) patents





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        and patents pending presently own ed by or licensed to or otherwise enjoyed by AutoStyle (whether or not AutoStyle has a formal right to use the same), except that the patent on the horizontal reaction injection molding machine and the patent pending known as GMT Material
        Technology shall be subject to the following.   As to the patent and
        patent pending referred to in the previous sentence, Venture shall be restricted during the time of the lease under this Section 3, (but not after a purchase under Section 4) to manufacturing machinery and equipment to be used in connection with the manufacture and sale of parts sold by AutoStyle; provided that, if Venture does not exercise its option to purchase, it shall transfer to AutoStyle for no cost any [replacement ] machinery and equipment manufactured by it under any such patent at the end of the Overall Lease Term;

        (c) a world-wide (except to the extent AutoStyle's rights are more limited), royalty free (except Venture will pay any royalty AutoStyle would have otherwise been liable to pay to unaffiliated third parties), license to use any trade secret and know-how and/or other intellectual property presently licensed to or otherwise enjoyed by AutoStyle (whether or not AutoStyle has a formal right to use the same) and used in connection with the manufacture and sale of parts sold by AutoStyle for the life of the part and any renewal, extension, modification, or related part sale (including the sale of any part to the same customer); provided that, if necessary, as to the license, with CPI, AutoStyle will produce the parts at Venture's cost and profit; and

        (d) all intellectual property owned by or licensed to AutoStyle, including any properties mentioned in (a),(b) or (c) above;





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(together, the "AutoStyle Assets") ; but the same shall not include:

                 (r) refunds of workers' compensation and other insurance paid by AutoStyle;

                 (s) customer owned equipment, tools, and machinery and the like;

                 (t)      accounts receivable arising prior to the Effective
                          Time;
                 (u)      cash on hand or on deposit at the Effective Time;

                 (v)      claims or causes of action of AutoStyle;

                 (w)      AutoStyle's SWAP grant from the State of Michigan;
                 (x)      AutoStyle's prepaid expenses and other deposits; and

                 (y)      AutoStyle's tax refunds.

[all such property to be leased by Venture is herein referred to as the "AutoStyle Property" and that portion which is owned by AutoStyle is herein referred to as the "AutoStyle Owned Property"].

         (B) (1) The payment referred to in 1 (B) above shall not include payment for (i) the 3000 ton or the 2000 ton molding presses currently leased by AutoStyle from GE Capital (the "Presses") ; provided that either` (x) AutoStyle arranges (before the Court Date) for GE Capital to enter into new leases with Venture as to such presses which provide for the same terms and conditions as AutoStyle presently enjoys as to the remaining term of the leases and for Venture to have the right to cancel said leases at the earlier of the end of the Overall Lease Term or the Winddown Period, if any, or (y) Venture shall have the right to terminate this Agreement before the Court Date, and
(ii) any other personal property leased by AutoStyle.

         (2) The option price set forth in 4. shall not be adjusted with respect to any of the lease payments referred to in (B) (1) .





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         4.   Option to Purchase.  (A)  If Venture gives notice of its
intention to do so not later than six (6) months before the end of the Overall Lease Term, at the end of the Overall Lease Term Venture shall have the right to purchase all of the AutoStyle Owned Property (including AutoStyle's patents and patents) pending for a price calculated as follows:

                 (i)   The Base Monthly Rent shall be reduced by (a) the
                 Rent Reduction and (b), the base monthly rent paid by AutoStyle to third party lessors for the AutoStyle Facilities and
                 (ii) such result shall be divided by the Base Monthly Rent and
                 (iii) the resulting "Rental Fraction" shall be multiplied by the sum of ONE MILLION ONE HUNDRED EIGHT THOUSAND SIXTY DOLLARS ($1,108,060). The result of multiplying said Rental Fraction by this remainder sum shall be the option price that Venture shall pay at the end of the Overall Lease Term, if it exercises its option, for the AutoStyle Owned Property.

         (B) Venture shall have the right to modify the AutoStyle Property; provided that it shall only do so if it restores the same to its original condition, normal wear and tear excepted, or exercises its option to purchase the same, as herein provided.

         5. Purchase of Inventory, Raw Materials, Work-In-Progress, and Supplies. (A) (1) (a) Coopers & Lybrand shall perform inventories at all of the AutoStyle facilities on or before June 2, 1996 (the "AutoStyle Inventory").

                 (b) Venture shall have the right to have its representatives at the AutoStyle Inventory. Such representatives shall havethe rightt to observe the AutoStyle Inventory and make such inspections and do such testing as they deem appropriate. In any case, Venture's presence at the AutoStyle Inventory shall not be deemed to be an acceptance of the quality of the inventory, and Venture shall have the right to raise issues as to the same as set forth below.





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        (c)    The quantity accepted will be valued preliminarily pursuant to
AutoStyle's standard cost procedures, except that (i) raw materials will be valued at AutoStyle's cost, (ii) finished goods will be valued at AutoStyle's customers, prices and (iii) the value of work-in-process shall not exceed that percentage of AutoStyle's price to its customer of the finished part that the standard cost of the work-in-process bears to the standard cost of the finished part.

        (d) The value determined under (c) above shall be adjusted with respect to quality as follows:

               (i)     During the week starting June 3, 1996,
Venture shall observe the production processes of the various parts in order to derive its estimate of defective inventory at the Effective Time.

               (ii) During the week starting June 10, 1996, the Parties shall use their best efforts to agree upon the deductions to be made with respect to defective, obsolete and slow moving inventory. If the parties cannot agree, the question shall be submitted to an arbitrator chosen by the Parties, which arbitrator shall be an expert in production and quality. The Parties agree to use their best efforts to expedite the arbitration proceedings.

        B. On or after court approval, AutoStyle shall sell and Venture shall purchase as of the Effective Time all of AutoStyle's inventory of raw materials, work-in-process, finished goods, and supplies (the "Inventory") not sold pursuant to the consignment herein provided for at the price determined pursuant to A. above. Venture shall pay the purchase price in of the sold and consigned Inventory in four equal monthly payments starting July 1, 1996. If at the time payments are due, the Parties have not agreed upon the price of the Inventory Venture shall periodically pay based upon the





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average of the prices claimed by the parties, with the difference over  that claimed by Venture being paid into escrow. When the price is finally determined, the money in escrow shall be distributed based upon the price. If any additional money is owed by Venture, it shall pay the additional money within seven days of the determination.

        (C) Upon a termination of this Agreement as a result of the Bankruptcy Court's refusal to approve the assumption of this Agreement and related agreements, a similar process to the above shall be conducted to put AutoStyle, or any third party taking over the AutoStyle business, in a position to continue that business including purchasing the Inventory Venture owns at the AutoStyle Facilities; provided that the valuation shall be made as though Venture were buying from AutoStyle.

        (D) Until Court Approval, all purchases of raw materials and supplies shall, at Venture's option and provided that Venture advances the funds, be made by AutoStyle.

        (E) Venture hereby grants to AutoStyle a security interest in the Inventory it is holding on consignment and the Inventory it is purchasing from AutoStyle to secure its obligation to pay for the Inventory.

        6. Commitment to Maintain Business. (A) Assuming the condition in Section 9.(A)(1) is satisfied, Venture shall take over the operations of AutoStyle as of the Effective Time with no payment to AutoStyle in addition to those set forth in this Agreement. Subject to the obligation of Venture to pay AutoStyle for Inventory (as provided for in 5. above), the proceeds of any sales of products sold by Venture shall be Venture's.

        (B)   Until the earlier of (i) the termination of this Agreement or
(ii) the Court Date, Venture shall conduct the business in the manner previously conducted by AutoStyle or better in the ordinary course and if reasonably possible shall continue production of parts at the various facilities where





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they are now produced.

         (C) Thereafter, until the end of the Overall Lease Term, Venture (subject to its reasonable business judgment) will make an effort to maintain, or cause to be maintained a total amount of manufacturing at the Hopkinsville main plant facility and Kendrick which is similar to the total amount of Assumed Business conducted by such facilities on the date of this Agreement; provided however that such commitment may be reduced as a result of cut backs in production demands for the products manufactured at such facilities which are caused by a reduction in the needs of the facilities, third party customers. Also, Venture shall not transfer out of its current location any machinery and equipment owned by AutoStyle without the consent of AutoStyle,,which will not be unreasonably withheld or delayed.

         7.    AutoStyle's Employees.

         (A) (1) After the Effective Time and until the earlier of the termination of this Agreement or (ii) the Court Approval, AutoStyle leases to Venture all of AutoStyle's current employees. All employees shall remain the employees of AutoStyle, and AutoStyle shall pay when due all salaries, wages and other compensation and benefits owing to the employees and all other related costs and expenses (the "Employee Costs").

                 (2) During such period, Venture will reimburse AutoStyle for the necessary and legitimate Employee Costs, provided that the same shall include no pay increases not announced before May 31, 1996 or any bonuses or extra-ordinary vacation or other items not in the ordinary course of business. Venture shall make the reimbursement on each Thursday for the previous week (for example, Venture will make the reimbursement for the week of June 3-9, 1996 on June 13, 1996). As to those costs the amount of which is not then determinable, AutoStyle shall, when known,





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bill that amount to Venture, and Venture shall promptly pay.    As the
employer, AutoStyle shall have the sole discretion to recruit, hire, train, evaluate, replace, supervise, discipline and terminate the employees provided to Venture under this Lease, except: (i) if Venture determines that an employee is unsatisfactory, Venture will notify AutoStyle and AutoStyle will remove said employee from the facility or take other appropriate corrective action as the employer of said employees; (ii) if Venture notifies AutoStyle that an employee is unsatisfactory, and AutoStyle does not agree, Venture shall indemnify AutoStyle for any damages suffered by AutoStyle as a result of the termination, but such indemnification shall not include (x) any claim for any salary, wages, bonuses, commissions, accrued vacations, or sick leave time; profit sharing or pension benefits; and any other compensation or benefits which accrue prior to the Effective Time, as well as (y) any actions or causes of action, including, but not limited to, unemployment compensation claims and worker's compensation claims and claims for race, age, and sex discrimination and sexual harassment that any of its employees assert for actions which occur prior to the Effective Time. Venture will not act as the employer of the employees and does not assume any of AutoStyle's contractual commitments or liabilities to the employees.


        (B) After the Court Approval, Venture shall hire all of AutoStyle Is then working employees. AutoStyle shall be responsible and liable for any salary, wages, bonuses, commissions, accrued vacations, or sick-leave time; profit sharing or pension benefits; and any other compensation or benefits which accrue prior to the Court Date, as well as any actions or causes of action, including, but not limited to, unemployment compensation claims and worker's compensation claims and claims for race, age, and sex discrimination and sexual harassment that any of its employees assert for actions which occur prior to approval of assumption of this Agreement, except to the extent such





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obligations or claims arise from the acts of Venture, its agents or employees under this Agreement. AutoStyle shall further be responsible for all rights of AutoStyle's employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

         (C) Notwithstanding the above, AutoStyle may use any of its former employees for administering its bankruptcy case, provided that AutoStyle shall
(1) use its best efforts not to disrupt Venture's operations and (2) reimburse Venture for the prorata costs of the employees based upon usage.

         8.    Representations and Warranties.

                 (A)    AutoStyle represents and warrants that:

                 (i) AutoStyle will immediately, upon filing a bankruptcy proceeding file a motion with the Bankruptcy Court seeking approval of the assumption of this Agreement and related agreements and, to the extent this Agreement and related agreements may be deemed a sale of assets, approval of such sale.

                 (ii) AutoStyle will seek the protection of the Bankruptcy Court whether or not this Agreement is executed and that AutoStyle's seeking of such Bankruptcy Court protection has not been caused by or induced by Venture.

                 (B)    Venture represents and warrants that:

                 (i) It has full power and authority and is authorized to enter into this transaction and to perform its obligations hereunder.

                 (ii) The combined 1995 sales of Venture in the United States were approximately $252 million.





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        9.       Conditions to Venture's obligations Hereunder. Except for
obligations of Venture which this Agreement provides arise before the time for the fulfillment of the following conditions or arise because the following conditions are not met, and in either case are not canceled by the terms of this Agreement, Venture's obligations hereunder are conditioned upon the following conditions being satisfied (unless otherwise extended by Venture):

                 (A)  On or before the court filing on 6/3/96:

                 (1) General Motors shall have made purchase arrangements for all existing AutoStyle - General Motors production with Venture at pricing satisfactory to Venture and General Motors.

                 (2) Representation of counsel for AutoStyle and AutoStyle that (i) the execution, delivery, and performance of this Agreement and the related agreements have been duly and effectively authorized by AutoStyle's board of directors and, if necessary, AutoStyle's shareholders.

                 (B) On or before the Court Approval, all parties claiming a security interest in the inventory of AutoStyle have released such security interests.

                 (C)  On or before the Court Date:

          (1) The lessors who are leasing to AutoStyle the AutoStyle Leased Property that is real estate have agreed to reduce the terms of their leases so that they end at the end of the Overall Lease Term or Winddown Period, whichever is applicable.

          10. Dispute Resolution. Except as otherwise provided, if the Parties, having used a reasonable method of dispute resolution, can not agree, the Bankruptcy Court shall have exclusive jurisdiction for a resolution of any dispute.





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          11.    Termination. (A) Except as provided in (B) below and those rights and obligations which this Agreement contemplates will arise upon a termination or which relate to the period before the termination: (1) this Agreement and all related agreements and obligations of Venture shall be terminated as of the end of the Winddown Period if the Court Approval does not occur, time being of the essence.

         (2) Subject to 13.5, this Agreement and all related agreements and obligations of Venture shall be immediately terminated or, at Venture's option, extended to the end of the Winddown Period if there is a failure of any condition precedent (whether or not set forth in Section 9) which Venture does not waive or postpone.

          (B) If terminated, the provisions of Section 5. (C) shall apply except that AutoStyle's obligation to pay for the Inventory if the Agreement is terminated because of Venture's breach shall be offset by AutoStyle's damages; provided that the Parties shall work diligently to obtain, to the extent necessary, Bankruptcy Court approval of an interim agreement which provides an unwinding period in the event there is no approval of this Agreement and all related documents which fully protects the interests of AutoStyle or Venture.

         12. Cooperation. The Parties agree to enter into such other documents and commitments as are reasonably necessary to accomplish their mutual obligations as herein set forth.

         13.     Miscellaneous Provisions.

         13.1 Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Michigan, irrespective of the fact that one or more of the parties now is, or may become, a resident of a different state.





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         13.2    Notices.  All notices under this Agreement shall at the option of the sender be either served personally upon the intended recipient, or shall be mailed certified mail, postage paid, thereto at the last business address of the intended recipient which the sender is reasonably aware or should be aware or faxed so long as an electronic confirmation of the same is received by the sender. Such mailing shall constitute full and adequate notice on the date of such mailing.

         13.3 Right to Alter. This Agreement may be altered, amended, or modified only in writing signed by all of the parties.

         13.4 Venture's Right to Assign. Venture shall have the right to assign its rights (but not exculpate itself from its obligations) under this Agreement to another entity related to Venture.

         13.5 Continued Production. If (i) this Agreement is terminated before Court Approval, and (ii) AutoStyle gives Venture access to the necessary (without relocating Venture's operations) facilities, machinery and equipment, then Venture agrees, pursuant to its production and related obligations to its customers arising from its assumption of responsibilities to AutoStyle's customers, to continue the Leases and Venture Is payment and other obligations under this Agreement and related agreements during the Winddown Period.

         13.6 HSR Act. (a) In connection with this Agreement and the transactions contemplated in this Agreement, each of the Parties shall, to the extent required, expeditiously prepare and file, and cooperate in the preparation and filing of, any notifications with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act") and the rules and regulations promulgated thereunder and to comply with requests of the FTC and the Antitrust Division for supplementing information.





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

                 (b) A condition precedent to the closing of any sale of assets by AutoStyle to Venture is that any applicable waiting period under the HSR Act relating to the sale of those assets shall have expired.

         13.7 Environmental. (a) The Parties jointly agree to commission a Phase one environmental study of the Hopkinsville plant facility by a firm mutually agreeable to the Parties, which study shall be undertaken as soon as reasonably feasible. Either of the Parties may request a Phase Two environmental study of the Hopkinsville plant facility after examining the Phase One report, which Phase Two study shall be undertaken no later than two weeks after Court Approval. The purpose of the studies is to obtain information to establish the environmental condition of the property as close to the Effective Time as is reasonably possible. Each of the Parties shall pay one-half of the cost of the study(ies).

                 (b) Without cost to AutoStyle, Venture agrees alone or in conjunction with the landlord to commission a Phase One study of the Kendrick plant facility and may alone or in conjunction with the landlord also commission a Phase Two study of that property. The reports of the study(ies) will be shared with AutoStyle.

                 (c) Either party may at its own expense commission additional environmental studies at any subsequent time in order to obtain baseline information as of a particular time, and the other party agrees to cooperate in giving access to the particular property to the extent it has control thereof.
                 (d) AutoStyle shall retain all environmental liabilities arising prior to the Effective Time. Venture shall assume all environmental liabilities arising out of its lease or ownership or operation of or production at the AutoStyle Facilities on or after the Effective Time and continuing





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until the time Venture ceases such operation and production and its lease obligations terminate and the AutoStyle Facilities and the Hopkinsville plant facility are returned to the control of AutoStyle pursuant to this Agreement.

          13.8 Notwithstanding anything to the contrary contained herein, after Court Approval, Venture may not terminate this Agreement and must perform its obligations hereunder, and AutoStyle may not terminate this Agreement without the consent of General Motors.

          13.9   Venture Industries Corporation, Vemco, Inc., Venture Mold
& Engineering Corporation, Venture Leasing Company, Vemco Leasing, Inc., Venture Services Company , and Venture Industries Canada, Ltd. shall be jointly and severally liable under this Agreement and the related agreements.

         13.10 As of the execution of this Agreement, the parties with security interests in the inventory have not yet agreed to release their liens. Notwithstanding anything to the contrary in this Agreement, until the release of liens by such parties, AutoStyle is not selling the inventory to Venture but is consigning it to Venture, with full rights of Venture to sell the same to third parties, with the same terms of payment as set forth above.

         13.11 MascoTech, Inc. has agreed, by signing this Agreement, to fund the payment of AutoStyle's employees' wages, vacation pay, health and dental benefits, and other benefits for which Venture would be liable as a successor, all to the extent accrued as of the Effective Time, to the extent assets of AutoStyle are not sufficiently available to pay the same.

         13.12   This Agreement may be executed in counterpart.





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        IN WITNESS WHEREOF, the parties have set their hands the day and year first above written.

VENTURE INDUSTRIES CORPORATION.
VEMCO, INC.
VENTURE INDUSTRIES CORPORATION
VENTURE MOLD & ENGINEERING CORPORATION
VENTURE LEASING COMPANY
VEMCO LEASING, INC.
VENTURE SERVICES COMPANY
VENTURE INDUSTRIES CANADA, LTD.

By: /s/ James E. Butler
    --------------------
        James E. Butler,
Its:    Vice President


AUTOSTYLE PLASTICS, INC.

By: ____________________________________

MASCOTECH
(only for the purposes of Section 13.11)


By: ____________________________________





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